                                                                    Exhibit 2.2

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                      AGREEMENT AND PLAN OF REORGANIZATION


                                      among


                              FINISAR CORPORATION,
                             a Delaware corporation
                                  ("Finisar"),


                             ONYX ACQUISITION CORP.,
                     a Delaware corporation and wholly-owned
                             subsidiary of Finisar,


                                       and


                           DEMETER TECHNOLOGIES, INC.,
                             a Delaware corporation
                                   ("Demeter")


                             Dated November 20, 2000




================================================================================



                                TABLE OF CONTENTS

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ARTICLE I  THE MERGER.............................................................................................1
         Section 1.1       Effective Time of the Merger...........................................................1
         Section 1.2       Closing................................................................................1
         Section 1.3       Effects of the Merger..................................................................2
         Section 1.4       Directors and Officers.................................................................2

ARTICLE II  CONVERSION OF SECURITIES..............................................................................2
         Section 2.1       Conversion of Capital Stock............................................................2
         Section 2.2       Exchange of Certificates...............................................................3
         Section 2.3       Escrow.................................................................................6
         Section 2.4       Dissenters' Rights.....................................................................6
         Section 2.5       Certificate Legends....................................................................6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF DEMETER............................................................7
         Section 3.1       Organization, Standing and Power.......................................................7
         Section 3.2       Demeter Capital Structure..............................................................7
         Section 3.3       Authority; Required Filings and Consents...............................................8
         Section 3.4       Financial Statements...................................................................9
         Section 3.5       Absence of Undisclosed Liabilities.....................................................9
         Section 3.6       Accounts Receivable....................................................................9
         Section 3.7       Inventories............................................................................9
         Section 3.8       Absence of Certain Changes or Events..................................................10
         Section 3.9       Taxes.................................................................................11
         Section 3.10      Tangible Assets and Real Property.....................................................13
         Section 3.11      Intellectual Property.................................................................14
         Section 3.12      Bank Accounts.........................................................................16
         Section 3.13      Contracts.............................................................................16
         Section 3.14      Labor Difficulties....................................................................17
         Section 3.15      Trade Regulation......................................................................17
         Section 3.16      Environmental Matters.................................................................17
         Section 3.17      Employee Benefit Plans................................................................19
         Section 3.18      Compliance with Laws..................................................................20
         Section 3.19      Employees and Consultants.............................................................20
         Section 3.20      Litigation............................................................................20
         Section 3.21      Restrictions on Business Activities...................................................20
         Section 3.22      Governmental Authorization............................................................20
         Section 3.23      Insurance.............................................................................20
         Section 3.24      Interested Party Transactions.........................................................21
         Section 3.25      No Existing Discussions...............................................................21
         Section 3.26      Real Property Holding Corporation.....................................................21
         Section 3.27      Corporate Documents...................................................................21
         Section 3.28      No Misrepresentation..................................................................21

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF FINISAR AND SUB....................................................22
         Section 4.1       Organization..........................................................................22

                                      -i-
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                                TABLE OF CONTENTS
                                   (continued)
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         Section 4.2       Finisar Capital Structure.............................................................22
         Section 4.3       Authority; No Conflict; Required Filings and Consents.................................23
         Section 4.4       SEC Filings; Financial Statements.....................................................24
         Section 4.5       Absence of Undisclosed Liabilities....................................................24
         Section 4.6       Absence of Certain Changes or Events..................................................24
         Section 4.7       Litigation............................................................................24
         Section 4.8       No Misrepresentation..................................................................25

ARTICLE V  CONDUCT OF BUSINESS...................................................................................25
         Section 5.1       Covenants of Demeter..................................................................25
         Section 5.2       Covenants of Finisar..................................................................27
         Section 5.3       Cooperation...........................................................................27

ARTICLE VI  ADDITIONAL AGREEMENTS................................................................................28
         Section 6.1       No Solicitation.......................................................................28
         Section 6.2       Consents..............................................................................28
         Section 6.3       Access to Information.................................................................28
         Section 6.4       Legal Conditions to Merger............................................................29
         Section 6.5       Public Disclosure.....................................................................29
         Section 6.6       Tax-Free Reorganization...............................................................29
         Section 6.7       NSM Quotation.........................................................................29
         Section 6.8       Form S-3 Registration Statement.......................................................29
         Section 6.9       Employment Matters....................................................................32
         Section 6.10      Stock Options.........................................................................32
         Section 6.11      Finisar Plans.........................................................................33
         Section 6.12      Hiring Bonus..........................................................................33
         Section 6.13      Brokers or Finders....................................................................33
         Section 6.14      Additional Agreements; Reasonable Efforts.............................................33
         Section 6.15      Expenses..............................................................................34

ARTICLE VII  CONDITIONS TO MERGER................................................................................34
         Section 7.1       Conditions to Each Party's Obligation to Effect the Merger............................34
         Section 7.2       Additional Conditions to Obligations of Finisar and Sub...............................34
         Section 7.3       Additional Conditions to Obligations of Demeter.......................................36

ARTICLE VIII  TERMINATION AND AMENDMENT..........................................................................37
         Section 8.1       Termination...........................................................................37
         Section 8.2       Effect of Termination.................................................................37
         Section 8.3       Amendment.............................................................................38
         Section 8.4       Extension; Waiver.....................................................................38

ARTICLE IX  ESCROW AND INDEMNIFICATION...........................................................................38
         Section 9.1       Survival of Representations and Warranties............................................38
         Section 9.2       Indemnification by Stockholders.......................................................38
         Section 9.3       Procedures for Recovery...............................................................39
         Section 9.4       Defense of Third Party Claims.........................................................39


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         Section 9.5       Manner of Indemnification.............................................................40
         Section 9.6       Appointment of Stockholders' Representative...........................................40

ARTICLE X  GENERAL PROVISIONS....................................................................................41
         Section 10.1      Notices...............................................................................41
         Section 10.2      Interpretation........................................................................43
         Section 10.3      Counterparts..........................................................................44
         Section 10.4      Severability..........................................................................44
         Section 10.5      Entire Agreement......................................................................44
         Section 10.6      Governing Law.........................................................................44
         Section 10.7      Assignment............................................................................44
         Section 10.8      Third Party Beneficiaries.............................................................44
         Section 10.9      Waiver of Rights......................................................................45

EXHIBITS

Exhibit A                  Form of Agreement and Letter of Transmittal
Exhibit B                  Form of Escrow Agreement
Exhibit C                  Form of Employment Agreement
Exhibit D                  Form of Noncompetition Agreement
Exhibit E                  Form of Opinion of Guth Christopher LLP
Exhibit F                  Form of Opinion of Gray Cary Ware & Freidenrich LLP

SCHEDULES

Schedule 1.4               Initial Directors and Officers of the Surviving Corporation
Schedule 6.15              Estimated Demeter Transaction Expenses
Schedule 7.2(e)            Schedule of Third Party Consents

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of November 20, 2000, by and among Finisar Corporation, a Delaware corporation ("Finisar"), Onyx Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Finisar ("Sub"), and Demeter Technologies, Inc., a Delaware corporation ("Demeter").

                                    RECITALS

         WHEREAS, the Boards of Directors of Finisar, Sub and Demeter deem it advisable and in the best interests of each corporation and its respective stockholders that Finisar and Demeter combine in order to advance the long-term business interests of Finisar and Demeter;

         WHEREAS, the combination of Finisar and Demeter shall be effected by the terms of this Agreement through a transaction (the "Merger") in which Sub will merge with and into Demeter, Demeter will become a wholly-owned subsidiary of Finisar and the stockholders of Demeter will become stockholders of Finisar;

         WHEREAS, the terms of the Merger have been approved by the requisite vote of the stockholders of Demeter; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in such form as is required by the relevant provisions of the Delaware General Corporation Law (the "DGCL") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Delaware Secretary of State for filing, as provided in the DGCL, as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State (the "Effective Time").

         Section 1.2 CLOSING. The closing of the Merger (the "Closing") will take place at 1:00 p.m., Pacific Time, on a date to be specified by Finisar and Demeter (the "Closing Date"), which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 7.1, 7.2(b) (other than the delivery of the officers' certificate referred to therein) and 7.3(b) (other than the delivery of the officers' certificate referred to therein), provided that the other closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to the Closing, at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301 unless another date or place is agreed to in writing by Finisar and Demeter.

         Section 1.3    EFFECTS OF THE MERGER.

                 (a) At the Effective Time (i) the separate existence of Sub shall cease, and Sub shall be merged with and into Demeter (the "Surviving Corporation"), (ii) the Certificate of Incorporation of Demeter shall be amended so that Article Fourth of such Certificate of Incorporation shall read in its entirety as follows: "The total number of shares of all classes which this corporation shall have authority to issue shall be 1,000, all of which shall consist of Common Stock having a par value of $0.001 per share" and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. (Sub and Demeter are sometimes referred to herein as the "Constituent Corporations.")

                 (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed, lease or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

         Section 1.4 DIRECTORS AND OFFICERS. The initial directors and officers of the Surviving Corporation shall be the persons identified on
SCHEDULE 1.4 hereto, each of whom will hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Demeter or capital stock of Sub:

                 (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation.

                 (b) CANCELLATION OF TREASURY STOCK AND FINISAR-OWNED STOCK. Any shares of Demeter capital stock that are owned by Demeter as treasury stock and any shares that are owned by Finisar, Sub or any other wholly-owned Subsidiary (as defined in Section 10.2) of Finisar shall be cancelled and retired and shall cease to exist and no stock of Finisar or other consideration shall be delivered in exchange therefor. All shares of Common Stock, $.001 par value, of Finisar ("Finisar Common Stock") owned by Demeter shall remain unaffected by the Merger.

                 (c) EXCHANGE RATIO FOR DEMETER CAPITAL STOCK. Subject to Sections 2.2 and 2.3, (i) each issued and outstanding share of Common Stock of Demeter, $0.001 par value ("Demeter Common Stock") (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive 0.2626777 fully paid and nonassessable shares of Finisar Common Stock (which amount shall be adjusted for any stock split, stock dividend or similar transaction effected between the date hereof and the Effective Time) (the "Common Exchange Ratio"), and (ii) each issued and outstanding share of Series A Preferred Stock of Demeter, $0.001 par value ("Demeter Preferred Stock") (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive 0.2705051 fully paid and nonassessable shares of Finisar Common Stock (which amount will be adjusted for any stock split, stock dividend or similar transaction effected between the date hereof and the Effective Time) (the "Preferred Exchange Ratio" and, collectively with the "Common Exchange Ratio," the "Exchange Ratios"). The Exchange Ratios are subject to adjustment, as provided in Section 6.15. All such shares of Demeter capital stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Finisar Common Stock and any cash in lieu of fractional shares of Finisar Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest. The Demeter Common Stock and Demeter Preferred Stock is sometimes referred to herein as Demeter Capital Stock. The obligations of the holders of outstanding shares of Series A Preferred Stock of Demeter to make additional payments for such shares has been taken into account in calculating the Preferred Exchange Ratio and, accordingly, all such obligations will be cancelled as a result of the Merger.

                 (d) DEMETER STOCK OPTIONS. At the Effective Time, all then outstanding options to purchase Demeter Common Stock (the "Demeter Options") issued under Demeter's 2000 Stock Option Plan (the "Demeter Option Plan") not exercised as of the Effective Time will be assumed by Finisar and converted into Assumed Options in accordance with Section 6.10.

         Section 2.2 EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of Demeter Capital Stock for Finisar Common Stock pursuant to the Merger are as follows:

                 (a) EXCHANGE AGENT. At the Effective Time, Finisar shall deposit with an exchange agent designated by Finisar (the "Exchange Agent"), for the benefit of the holders of shares of Demeter Capital Stock (the "Stockholders"), for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of Finisar Common Stock issuable pursuant to Section 2.1 and certificates representing the shares of Finisar Common Stock, issuable and deliverable to the Escrow Agent pursuant to
Section 2.3 (such shares of Finisar Common Stock deposited with the Exchange Agent, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), in exchange for outstanding shares of Demeter Capital Stock.

                 (b) EXCHANGE PROCEDURES. Upon surrender by a holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Demeter Capital Stock (each a "Certificate," and collectively, the "Certificates") for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Finisar, together with a duly executed agreement and letter of transmittal in the form attached hereto as EXHIBIT A (a "Letter of Transmittal"), the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Finisar Common Stock which such holder has the right to receive pursuant to Section 2.1(c) and cash in lieu of fractional shares in accordance with Section 2.2(e), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Demeter Capital Stock which is not registered in the transfer records of Demeter, a certificate representing the shares of Finisar Common Stock to which the holder is entitled may be issued to a transferee if the Certificate representing such Demeter Capital Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Finisar Common Stock and cash in lieu of any fractional shares of Finisar Common Stock as contemplated by this Section 2.2. Finisar will deliver certificates for shares of Finisar Common Stock, in accordance with this Section 2.2(b), at the closing or, if later, immediately following the Effective Time, to those holders of Demeter Capital Stock who submit their certificate(s) and Letter of Transmittal at or prior to the Closing.

                 (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Finisar Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Finisar Common Stock represented thereby and no cash payment in lieu of fractional shares payable to any such holder pursuant to subsection (e) below shall be paid until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Finisar Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional shares of Finisar Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Finisar Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Finisar Common Stock.

                 (d) NO FURTHER OWNERSHIP RIGHTS IN DEMETER CAPITAL STOCK. All shares of Finisar Common Stock and cash issued and paid upon the surrender for exchange of shares of Demeter Capital Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.2) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Demeter Capital Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Demeter Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

                 (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Finisar Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Finisar. Notwithstanding any other provision of this Agreement, each holder of shares of Demeter Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Finisar Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Finisar Common Stock multiplied by $36.50.

                 (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the stockholders of Demeter after one year after the Effective Time shall be delivered to Finisar, upon demand, and any stockholders of Demeter who have not previously complied with this
Section 2.2 shall thereafter look only to Finisar for payment of their claim for Finisar Common Stock, any cash in lieu of fractional shares of Finisar Common Stock, and any dividends or distributions with respect to Finisar Common Stock.

                 (g) NO LIABILITY. Neither Finisar nor Demeter shall be liable to any holder of shares of Demeter Capital Stock or Finisar Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 (h) LOST CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Finisar shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Finisar Common Stock issuable in exchange therefore pursuant to the provisions of this Article II, together with cash, if any, in lieu of fractional shares in accordance with Section 2.2(e) hereof. The Board of Directors of Finisar may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Finisar an indemnity agreement against any claim that may be made against Finisar with respect to the Certificate alleged to have been lost, stolen or destroyed.

         Section 2.3    ESCROW.

                 (a) At the Closing, the Exchange Agent will deduct from the number of shares of Finisar Common Stock deliverable to the Stockholders and will deposit into escrow (the "Escrow") certificates representing ten percent (10%) of the shares of Finisar Common Stock to be issued in the Merger (the "Escrow Shares"). The Escrow Shares shall be held by U.S. Bank Trust, National Association or such other financial institution as Finisar and Demeter shall mutually determine (the "Escrow Agent") in accordance with and subject to the provisions of an Escrow Agreement substantially in the form of EXHIBIT B hereto (the "Escrow Agreement").

                 (b) Within ten (10) days following the twelve-month anniversary of the Closing Date, the Escrow Shares shall be released from the escrow subject to the provisions of Article IX of this Agreement relating to claims of indemnification.

         Section 2.4 DISSENTERS' RIGHTS. In the event the Merger becomes effective without the approval of the holders of 100% of the outstanding shares of Demeter Capital Stock, any shares of Demeter Capital Stock held by stockholders who properly exercise and perfect the dissenters' rights set forth in Section 262 of the DGCL ("Dissenting Shares") shall not be converted pursuant to Section 2.1, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the provisions of the DGCL. Finisar shall have the right to control all negotiations and proceedings with respect to the determination of the fair value of the Demeter Capital Stock. Demeter agrees that, without the prior written consent of Finisar or as required under the DGCL, it will not voluntarily make any payment with respect to, or determine or offer to determine, the fair value of the Demeter Capital Stock. Each holder of Dissenting Shares (a "Dissenting Stockholder") who, pursuant to the provisions of the DGCL, becomes entitled to payment of the fair value of Demeter Capital Stock shall receive payment therefor (but only after the fair value therefor shall have been agreed upon or finally determined pursuant to the provisions of the DGCL). In the event that any holder of Demeter Capital Stock fails to make an effective demand for payment or otherwise loses his, her or its status as a Dissenting Stockholder, Finisar shall, as of the later of the Effective Time or the occurrence of such event and subject to compliance by such Dissenting Stockholder with the requirements of Section 2.2, issue and deliver, upon surrender by such Dissenting Stockholder of his, her or its Certificate(s), the shares of Finisar Common Stock and cash, including any cash payment in lieu of fractional shares, in each case without interest thereon, to which such Dissenting Stockholder would have been entitled under Section 2.1.

         Section 2.5 CERTIFICATE LEGENDS. The shares of Finisar Common Stock to be issued pursuant to this Agreement shall not have been registered and shall be characterized as "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing shares of Finisar Common Stock to be issued pursuant to this Agreement shall bear the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE

         SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF DEMETER

         Except as contemplated by this Agreement or as disclosed in the disclosure schedule provided to Finisar on or before the date of this Agreement (the "Demeter Disclosure Schedule"), Demeter represents and warrants to Finisar as follows:

         Section 3.1 ORGANIZATION, STANDING AND POWER. Demeter is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification, except where the failure to so qualify has not and is not reasonably expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on Demeter. Demeter has delivered true and correct copies of the Certificate of Incorporation and Bylaws of Demeter, each as amended to date, to Finisar. Demeter is not in violation of any of the provisions of its Certificate of Incorporation, Bylaws or other charter documents. Demeter does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         Section 3.2    DEMETER CAPITAL STRUCTURE.

                 (a) The authorized capital stock of Demeter consists of 40,000,000 shares of Demeter Common Stock and 40,000,000 shares of Demeter Preferred Stock, 20,000,000 of which have been designated Series A Preferred Stock. As of the date hereof, 4,000,000 shares of Demeter Common Stock and 14,000,701 shares of Demeter Series A Preferred Stock are issued and outstanding and held of record by those persons set forth in the Demeter Disclosure Schedule. All such outstanding shares of Demeter Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance, in all material respects, with all applicable federal and state securities laws, and are not subject to any preemptive rights or rights of first refusal created by statute, the charter documents of Demeter or any agreement to which Demeter is a party or by which it is bound. As of the date hereof, 3,000,000 shares of Demeter Common Stock are reserved for issuance under the Demeter Option Plan, of which an aggregate of 2,157,000 shares are subject to outstanding options held by those persons set forth in the Demeter Disclosure Schedule. As of the date hereof, 4,500,000 shares of Demeter Series A Preferred Stock are reserved for issuance upon the exercise of outstanding warrants (the "Demeter Warrants").

                 (b) Except as set forth in this Section 3.2 or the Demeter Disclosure Schedule, there are (i) no equity securities of any class of Demeter, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which Demeter is a party or by which it is bound obligating Demeter to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Demeter or obligating Demeter to grant, extend, accelerate the vesting of, change the exercise price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Demeter's capital stock (i) between or among Demeter's and any of its stockholders or (ii) to Demeter's knowledge, between or among any of Demeter's stockholders.

         Section 3.3    AUTHORITY; REQUIRED FILINGS AND CONSENTS.

                 (a) Demeter has all requisite corporate power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by Demeter hereunder, including the Certificate of Merger (collectively, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Demeter is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Demeter, including the approval of the Merger by Demeter's stockholders as required under the DGCL. This Agreement and the other Transaction Documents to which Demeter is a party have been or will be duly executed and delivered by Demeter and constitute or will constitute the valid and binding obligations of Demeter, enforceable against Demeter in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and
(ii) general principles of equity.

                 (b) The execution and delivery by Demeter of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the Certificate of Incorporation or Bylaws of Demeter, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which Demeter is a party or by which Demeter or any of its properties or assets may be bound, or (iii) conflict with or violate any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Demeter or any of its properties or assets.

                 (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Demeter or its stockholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Demeter and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

         Section 3.4 FINANCIAL STATEMENTS. Demeter has delivered to Finisar its unaudited financial statements, including statements of operations and cash flows for the period from Demeter's inception through September 30, 2000 and a balance sheet as of September 30, 2000 (the "Balance Sheet Date") (collectively, the "Demeter Financial Statements"). The Demeter Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, except that the Demeter Financial Statements do not contain footnotes. The Demeter Financial Statements present fairly in all material respects the financial position of Demeter as of the respective dates and the results of its operations and cash flows for the periods indicated, subject to normal year-end audit adjustments. Demeter maintains, and until the Effective Time will continue to maintain, a standard system of accounting established and administered in accordance with GAAP.

         Section 3.5 ABSENCE OF UNDISCLOSED LIABILITIES. Demeter does not have any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, of a kind required by GAAP to be reflected on a balance sheet of Demeter, other than (i) liabilities reflected or provided for on the balance sheet as of the Balance Sheet Date (the "Demeter Balance Sheet") contained in the Demeter Financial Statements, and (ii) normal or recurring liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices.

         Section 3.6 ACCOUNTS RECEIVABLE. The accounts receivable shown on the Demeter Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in the Demeter Balance Sheet. The accounts receivable of Demeter arising after the Balance Sheet Date and prior to the Closing Date arose, or will arise, in the ordinary course of business and have been collected or are reasonably expected to be collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with GAAP and the past practices of Demeter. None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and Demeter has no knowledge of any specific facts that would be likely to give rise to any such claim. Other than normal and usual warranty and return obligations consistent with past practices, no amount of such accounts receivable is contingent upon the performance by Demeter of any obligation and no agreement for deduction or discount has been made with respect to any such accounts receivable (except as reflected on the Demeter Balance Sheet).

         Section 3.7 INVENTORIES. Except to the extent of reserves reflected on the Demeter Balance Sheet, the inventories shown on the Demeter Balance Sheet or thereafter acquired by Demeter consist of items of a quantity and quality reasonably expected to be usable or salable in the ordinary course of business. Since the Balance Sheet Date, Demeter has continued to replenish inventories in a normal and customary manner consistent with past practices. Demeter has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the supplies or component products required for the manufacture, assembly or production of its products. The value at which inventories are carried reflect the inventory valuation policy of Demeter, which is consistent with its past practice and in accordance with GAAP. Due provision has been made on the books of Demeter, consistent with past practices, to provide for all slow-moving, obsolete, or unusable inventories at their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

         Section 3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, Demeter has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, Demeter has not:

                 (a) suffered any event or occurrence that has had, or is reasonably likely to have, a Material Adverse Effect on Demeter;

                 (b) suffered any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect on Demeter;

                 (c) granted any material increase in the compensation payable or to become payable by Demeter to its officers or (in the aggregate and except in the case of new hires) its other employees;

                 (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

                 (e) issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock, other than shares of Demeter Common Stock issued upon exercise of options outstanding under the Demeter Option Plans as of the date of this Agreement and the issuance of options as set forth in the Demeter Disclosure Schedule;

                 (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

                 (g) sold, leased, subleased, abandoned or otherwise disposed of any real property, leasehold interests, machinery, equipment or other operating property other than in the ordinary course of business;

                 (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset;

                 (i) entered into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business;

                 (j) incurred any material liability, except in the ordinary course of business and consistent with past practice;

                 (k) permitted or allowed any of its property, leasehold interests or assets to be subjected to any liens, pledges, charges, restrictions on transfer, mortgages, security interests or other encumbrances of any sort other than (i) mechanics', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business in respect of obligations that are not overdue, (ii) items relating to Taxes (as hereinafter defined) or other governmental obligations not yet due or which are being contested in good faith and, to the extent so contested, for which adequate accruals or reserves have been established on the Demeter Balance Sheet, (iii) other imperfections of title or encumbrances, which do not materially and adversely affect the value or marketability of the property subject thereto, (iv) purchase money security interests incurred in the ordinary course of business and (v) items disclosed in the Demeter Disclosure Schedule ("Liens");

                 (l) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $50,000, or, in the aggregate, in excess of $100,000;

                 (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its officers, directors or stockholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business; or

                 (n) agreed to take any action described in this Section 3.8 or which would constitute a breach of any of the representations or warranties of Demeter contained in this Agreement.

         Section 3.9    TAXES.

                 (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation and volume, quantity or weight of hazardous wastes generated or disposed of in California, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                 (b) Demeter has prepared and timely filed all returns, estimates, information statements and reports required to be filed by it with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to Demeter or its operations, such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law, and Demeter has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of

Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

                 (c)    Demeter (i) has paid all Taxes it is required to pay and
(ii) has withheld with respect to its employees all Taxes required to be withheld.

                 (d) Demeter has not been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against Demeter that is not reflected as a liability on the Demeter Balance Sheet or set forth on the Demeter Disclosure Schedule, nor has Demeter executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

                 (e) The amount of Demeter's liability for unpaid Taxes (whether actual or contingent) for all periods through the date hereof and the Closing Date does not and will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Demeter Balance Sheet (other than Taxes which have accrued after the date of such Demeter Balance Sheet).

                 (f) Demeter is not a party to any tax-sharing agreement or similar arrangement with any other party, and Demeter has not assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

                 (g) Demeter's Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Demeter has not been notified of any request for such an audit or other examination.

                 (h) Demeter has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

                 (i) Demeter has made available to Finisar copies of all Returns filed for all periods since its inception.

                 (j)    Demeter has never filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by Demeter.

                 (k) Demeter is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Demeter that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code by Demeter or Sub as an expense under applicable law.

                 (l) Demeter has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                 (m) Demeter has not agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of any change in accounting method.

                 (n) None of Demeter's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

                 (o) Demeter is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the regulations thereunder.

                 (p) Demeter has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

                 (q) There are (and immediately following the Effective Time there will be) no Liens on the assets of Demeter relating to or attributable to Taxes.

                 (r) Demeter has not received any notice from any taxing authority in a jurisdiction where Demeter has not filed Returns that Demeter may be subject to taxation in that jurisdiction.

         Section 3.10   TANGIBLE ASSETS AND REAL PROPERTY.

                 (a) Demeter owns, leases or has a valid right to use all tangible assets and properties which are material to the conduct of its business as currently conducted or which are reflected on the Demeter Balance Sheet or acquired since the Balance Sheet Date (the "Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair. Demeter has good title to all Material Tangible Assets that it owns (except properties, interests in properties and assets sold or otherwise disposed of since the Demeter Balance Sheet Date in the ordinary course of business), free and clear of all Liens. Assuming the due execution and delivery thereof by the other parties thereto, all leases of Material Tangible Assets and all other contracts or agreements under which Demeter claims the right to use Material Tangible Assets to which Demeter is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and
(ii) general principles of equity. The Demeter Disclosure Schedule sets forth a true and correct list of all such leases, and true and correct copies of all such leases have been provided to Finisar.

                 (b) Demeter owns no real property. The Demeter Disclosure Schedule sets forth a true and complete list of all real property leased, subleased or licensed by Demeter and all real property easements, licenses, leases and subleases to which Demeter is a party. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases, subleases and licenses are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity. True and correct copies all such of real property leases have been provided to Finisar.

         Section 3.11   INTELLECTUAL PROPERTY.

                 (a) Demeter owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, and any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works and all processes, formulas, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are material to the conduct of the business of Demeter as currently being conducted, or as currently proposed to be conducted (all of which are referred to as the "Demeter Intellectual Property Rights"), free and clear of all Liens. The foregoing representation as it relates to Licensed Intellectual Property (as defined below) is limited to Demeter's interest pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants Demeter such rights to such intellectual property as are necessary to the business of Demeter as currently conducted or currently proposed to be conducted.

                 (b) The Demeter Disclosure Schedule contains an accurate and complete list of (i) all patents, patent applications, registered trademarks, registered trade names, registered service marks and registered copyrights and applications therefor owned or used by Demeter, including the jurisdictions in which each such Demeter Intellectual Property Right has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) all licenses, sublicenses, distribution agreements, options, rights (including marketing rights), and other agreements to which Demeter is a party and pursuant to which any person is authorized to use any Demeter Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of Demeter (a "Demeter Product") or any adaptation, translation or derivative work based on any Demeter Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which Demeter is a party and pursuant to which Demeter is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), which is used in the manufacture of, incorporated in or forms a part of any Demeter Product (other than licenses for standard off-the-shelf software used in the conduct of Demeter' business), (iv) all joint development agreements to which Demeter is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which Demeter has obtained funding for research and development activities.

                 (c) The execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) or give rise to any right, license or Lien relating to any Demeter Intellectual Property Rights, or right of termination, cancellation or acceleration of any Demeter Intellectual Property Rights, or the loss or encumbrance of any Demeter Intellectual Property Rights or material benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Demeter Intellectual Property Rights or otherwise impair the right of Demeter or its customers to use the Demeter Intellectual Property Rights in the same manner as such Demeter Intellectual Property Rights are currently being used by Demeter or the customers of Demeter.

                 (d) All patents and registered trademarks, registered service marks and registered copyrights issued to Demeter which relate to any Demeter Product are valid and subsisting. The manufacturing, marketing, licensing or sale of any Demeter Product does not infringe any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party. Demeter (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party and
(ii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Demeter Intellectual Property Rights or Licensed Intellectual Property. There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any court, administrative agency or arbitration panel regarding patent, copyright, trade secret, trademark, trade name, mask work right or other claims relating to the Demeter Intellectual Property Rights to which Demeter is a party or by which it is bound.

                 (e) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporated, embodied or reflected in any Demeter Product at any stage of its development were written, developed and created solely and exclusively by (i) employees of Demeter without the assistance of any third party or (ii) third parties who assigned ownership of their rights with respect thereto to Demeter by means of valid and enforceable agreements, which are listed and described in the Demeter Disclosure Schedule and copies of which have been provided to Finisar, subject, in either case, to the use by such persons of licensed off-the-shelf software and information in the public domain. Demeter has at all times used commercially reasonable efforts to protect its trade secrets. None of the trade secrets of Demeter have been published or disclosed by Demeter or, to the knowledge of Demeter, by any other person, to any person except pursuant to licenses or contracts requiring such other persons to keep such trade secrets confidential.

                 (f) Demeter is not, and, to the knowledge of Demeter, no other party to any licensing, sublicensing, distributorship or other similar arrangements with Demeter relating to the Demeter Intellectual Property Rights is, in breach of or default under any material obligations under such arrangements.

                 (g) To the knowledge of Demeter, no person is infringing on or otherwise violating any right of Demeter with respect to any Demeter Intellectual Property Rights.

                 (h) Demeter has not assigned, sold or otherwise transferred ownership of, or granted an exclusive license or right to use, any patent, patent application, trademark, mask work right or service mark.

                 (i) Neither Demeter nor any of its officers or employees, or to Demeter's knowledge, any of its consultants or independent contractors, has any patents issued or patent applications pending for any device, process, method, design or invention of any kind now used or needed by Demeter in its business operations as currently being conducted or as currently proposed to be conducted by Demeter, which patents or applications have not been assigned to Demeter with such assignment duly recorded in the United States Patent Office or with the applicable foreign Governmental Entity.

                 (j) Each person currently or formerly employed by Demeter (including consultants and independent contractors, if any) that has or had access to confidential information of Demeter has executed and delivered to Demeter a confidentiality and non-disclosure agreement in one of the forms previously provided to Finisar. To the knowledge of Demeter (which qualification shall not apply to contracts, convenants or instruments between such persons and AXT, Inc.), neither the execution or delivery of any such agreement by any such person, nor the carrying on by any such person, as an employee, consultant or independent contractor, of Demeter's business as currently conducted and as currently proposed to be conducted, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

         Section 3.12 BANK ACCOUNTS. The Demeter Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which Demeter maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

         Section 3.13   CONTRACTS.

                 (a) Demeter is not a party or subject to any agreement, obligation or commitment, written or oral:

                        (i) that requires any fixed or reasonably anticipated contingent payment or expenditure or any related series of fixed or reasonably anticipated contingent payments or expenditures by or to Demeter totaling more than $50,000 in any twelve-month period;

                        (ii) with agents, advisors, salesmen, sales representatives, independent contractors or consultants that are not cancelable by it on no more than thirty (30) days' notice and without further liability, penalty or premium;

                        (iii) that restricts Demeter from carrying on anywhere in the world its business or any portion thereof as currently conducted;

                        (iv) to provide funds to or to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

                        (v) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity (other than in connection with the negotiation or collection of negotiable instruments);

                        (vi) for any line of credit, standby financing, revolving credit or other similar financing arrangement;

                        (vii) with any distributor, original equipment manufacturer, value added remarketer or other person for the distribution of any of the Demeter Products;

                        (viii) with any Governmental Entity or involving the provision of products or services to a Governmental Entity; or

                        (ix) that is otherwise material to the business of Demeter as currently being conducted, or as currently proposed to be conducted.

                 (b) To Demeter's knowledge, no party to any such contract, agreement or instrument intends to cancel, or withdraw, or (in any material way) modify or amend such contract, agreement or instrument.

                 (c) Demeter is not in default under or in breach or violation of any material contract, commitment or restriction to which Demeter is a party or by which Demeter or any of its properties or assets is bound or affected in such a manner as would permit any party to cancel or terminate the same or would permit any other party to collect damages from Demeter under any such contract. To Demeter's knowledge, no other party is in default under or in breach or violation in any material way of any material contract, commitment, or restriction to which Demeter is a party or by which Demeter or any of its properties or assets is bound or affected.

         Section 3.14 LABOR DIFFICULTIES. Demeter is not engaged in any unfair labor practice or in material violation of any applicable laws respecting employment, employment practices or terms and conditions of employment. There is no unfair labor practice complaint against Demeter pending or, to Demeter's knowledge, threatened before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending or, to Demeter's knowledge, threatened against Demeter. Demeter is not now and has never been subject to any union organizing activities. Demeter has not experienced any work stoppage or other material labor conflict. To Demeter's knowledge, the consummation of the transactions contemplated by this Agreement will not have a material adverse effect on its relations with Demeter employees.

         Section 3.15 TRADE REGULATION. Demeter has not terminated its relationship with or refused to ship Demeter Products to any dealer, distributor, third party marketing entity or customer which had theretofore paid or been obligated to pay Demeter in excess of $10,000 over any consecutive twelve (12) month period. All of the prices charged by Demeter in connection with the marketing or sale of any of its products or services have been in compliance, in all material respects, with all applicable laws and regulations. No claims have been filed or, to Demeter's knowledge, threatened against Demeter with respect to the wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind.

         Section 3.16   ENVIRONMENTAL MATTERS.

                 (a)    There are no Environmental Claims (as defined in
Section 3.16(f)(i) hereof) pending (i) against Demeter or (ii) against any real or personal property or operations which Demeter owns, leases, occupies, possesses or manages, in whole or in part.

                 (b) There have been no Releases (as defined in Section 3.16(f)(iv) hereof) of any Hazardous Material (as defined in Section 3.16(f)(iii) hereof) that are reasonably likely to form the basis of any Environmental Claim against Demeter.

                 (c) At all times, Demeter has transported, stored, used, manufactured, treated, generated, handled, disposed of, released or exposed its employees or others to Hazardous Materials in material compliance with all laws, rules, regulations, orders or treaties promulgated by any Governmental Entity.

                 (d) Demeter currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as such business is currently being conducted and is in material compliance with all such Environmental Permits. Except as set forth in the Demeter Disclosure Schedule, no environmental report, closure activity, investigation or assessment, and no notification to or approval, consent or authorization from, any Governmental Entity with jurisdiction regarding environmental matters or Hazardous Materials is required to be obtained by Demeter, either before or after the Effective Time, in connection with any of the transactions contemplated by this Agreement.

                 (e) Demeter has no knowledge of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that is reasonably likely to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of Demeter) whose liability Demeter has or may have retained or assumed either contractually or by operation of law or against any real or personal property which Demeter formerly owned, leased or managed, in whole or in part.

                 (f)    As used in this Agreement:

                        (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging liability or potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Demeter or any joint venture (for purposes of this SECTION 3.16); or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

                        (ii) "Environmental Laws" means all federal, state, local and foreign laws, rules, regulations and requirements of common law relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to protection of the environment

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

including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                        (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and
(b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, which is regulated under any Environmental Law in a jurisdiction in which Demeter operates (for purposes of this Section 3.16).

                        (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

         Section 3.17   EMPLOYEE BENEFIT PLANS.

                 (a) Demeter has set forth in the Demeter Disclosure Schedule a description of (i) all employee benefit plans, (ii) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and (iii) all unexpired severance agreements, written or otherwise, which are or have been maintained, contributed to, or required to be contributed to by Demeter or any affiliate of Demeter, within the meaning of Sections 414(b), (c), (m) or
(o) of the Code, for the benefit of, or relating to, any current or former employee of Demeter or any such affiliate (individually, a "Demeter Employee Plan," and collectively, the "Demeter Employee Plans").

                 (b) With respect to each Demeter Employee Plan, Demeter has made available to Finisar a true and correct copy of (i) such Demeter Employee Plan and (ii) each trust agreement, group annuity contract and other plan document relating to such Demeter Employee Plan.

                 (c) Each Demeter Employee Plan has been established and maintained in all material respects in accordance with its terms and all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended, and the Code. With respect to the Demeter Employee Plans, individually and in the aggregate, no event has occurred, and, to Demeter's knowledge, there currently exists no condition or set of circumstances as a result of which Demeter could reasonably be expected to be subject to any liability which is not properly accrued on the Demeter Balance Sheet.

                 (d) With respect to the Demeter Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted, in accordance with and to the extent required by GAAP, on the financial statements or books of Demeter, subject to normal year-end adjustments.

                 (e) Demeter is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Demeter, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Demeter of the nature contemplated by this Agreement, (iii) agreement with any officer of Demeter providing any term of employment or compensation guarantee or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         Section 3.18 COMPLIANCE WITH LAWS. Demeter has complied with, is not in violation of, and has not received any notices of violation with respect to, any statute, law, order, permit or regulation applicable to the ownership or operation of its business.

         Section 3.19 EMPLOYEES AND CONSULTANTS. The Demeter Disclosure Schedule contains a list of the names of all employees of Demeter and all consultants performing in a manner similar to employees of Demeter as of November 17, 2000 and their salaries or wages, other compensation, dates of employment and positions.

         Section 3.20 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal or, to Demeter's knowledge, threatened against Demeter or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against Demeter or, to its knowledge, any of its directors or officers (in their capacities as such) that prevents, enjoins or materially alters or delays any of the transactions contemplated by this Agreement, or which is reasonably likely to have a Material Adverse Effect on Demeter.

         Section 3.21 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Demeter which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Demeter, any acquisition of property by Demeter or the conduct of business by Demeter as currently being conducted or as currently proposed to be conducted.

         Section 3.22 GOVERNMENTAL AUTHORIZATION. Demeter has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of Demeter (collectively, the "Demeter Authorizations"), and all of such Demeter Authorizations are in full force and effect.

         Section 3.23 INSURANCE. The Demeter Disclosure Schedule contains a list of all insurance policies carried by Demeter. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and Demeter is otherwise in compliance with the terms of such policies. Demeter has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         Section 3.24   INTERESTED PARTY TRANSACTIONS.

                 (a) No director, officer or stockholder of Demeter has any interest in (i) any material equipment or other material property or asset, real or personal, tangible or intangible, including, without limitation, any of the Demeter Intellectual Property Rights, used in connection with or pertaining to the business of Demeter, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the Demeter Products, (iii) any entity that competes with Demeter, or with which Demeter is affiliated or has a business relationship, or (iv) any material agreement, obligation or commitment, written or oral, to which Demeter is a party; provided, however, that no such person shall be deemed to have such an interest solely by virtue of ownership of less than one percent (1%) of the outstanding stock or debt securities of any company whose stock or debt securities are traded on a recognized stock exchange or quoted on the Nasdaq Stock Market (the "NSM").

                 (b) Except as contemplated by the Transaction Documents or otherwise set forth in the Demeter Disclosure Schedule, Demeter is not a party to any (i) agreement with any officer or other employee of Demeter the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Demeter in the nature of any of the transactions contemplated by this Agreement, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         Section 3.25 NO EXISTING DISCUSSIONS. As of the date hereof, Demeter is not engaged, directly or indirectly, in any discussions or negotiations with any party other than Finisar with respect to a Demeter Acquisition Proposal (as defined in Section 6.1).

         Section 3.26 REAL PROPERTY HOLDING CORPORATION. Demeter is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

         Section 3.27 CORPORATE DOCUMENTS. Demeter has furnished to Finisar, or its representatives, for its examination (i) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders, the Board of Directors and any committees thereof and (ii) all permits, orders, and consents issued by any Governmental Entity with respect to Demeter. The corporate minute books and other corporate records of Demeter are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in material compliance with the laws of the applicable jurisdiction. Demeter has delivered or made available to Finisar or its representatives true and complete copies of all documents which are referred to in this Article III or in the Demeter Disclosure Schedule.

         Section 3.28 NO MISREPRESENTATION. To the knowledge of Demeter, no representation or warranty by Demeter in this Agreement, or any statement, certificate or schedule furnished or to be furnished by or on behalf of Demeter pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF FINISAR AND SUB

         Except as contemplated by this Agreement or as set forth in the disclosure schedule delivered by Finisar to Demeter on or before the date of this Agreement (the "Finisar Disclosure Schedule"), Finisar and Sub jointly and severally represent and warrant to Demeter as follows:

         Section 4.1 ORGANIZATION. Each of Finisar and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified is not reasonably expected to have a Material Adverse Effect on Finisar.

         Section 4.2    FINISAR CAPITAL STRUCTURE.

                 (a) The authorized capital stock of Finisar consists of 200,000,000 shares of Finisar Common Stock and 5,000,000 shares of Preferred Stock, $0.001 par value ("Finisar Preferred Stock"). As of September 30, 2000, 160,165,469 shares of Finisar Common Stock were issued and outstanding, all of which had been duly authorized and validly issued and were fully paid and nonassessable. As of September 30, 2000, 8,480,471 shares of Finisar Common Stock were reserved for issuance pursuant to stock options granted and outstanding under Finisar's stock option plans and rights outstanding under Finisar's employee stock purchase plan. No material change in such capitalization has occurred between September 30, 2000 and the date of this Agreement. As of the date hereof, no shares of Finisar Preferred Stock are issued or outstanding. All of the outstanding shares of capital stock of Sub have been duly authorized and validly issued and are fully paid and nonassessable, and all such shares are owned by Finisar, free and clear of all Liens, agreements, limitations on voting rights, charges or other encumbrances of any nature.

                 (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under Finisar's stock option plans or Finisar's employee stock purchase plan, there are (i) no equity securities of any class of Finisar, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights or other commitments or agreements of any character to which Finisar is a party or by which it is bound obligating Finisar to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Finisar.

                 (c) The shares of Finisar Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free from any preemptive rights.

         Section 4.3    AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                 (a) Finisar and Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are or will be parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Finisar or Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Finisar and Sub, respectively. This Agreement and the other Transaction Documents to which Finisar and/or Sub are parties have been or will be duly executed and delivered by Finisar and/or Sub and constitute or will constitute the valid and binding obligations of Finisar and/or Sub, enforceable against Finisar and/or Sub, as the case may be, in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity.

                 (b) The execution and delivery by Finisar and Sub of this Agreement and the other Transaction Documents to which they are or will be parties do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Finisar or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Finisar or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Finisar or Sub or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not reasonably likely to have a Material Adverse Effect on Finisar.

                 (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Finisar or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (ii) the filing of a report on Form 8-K with the Securities and Exchange Commission (the "SEC"),
(iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or be reasonably likely to have a Material Adverse Effect on Finisar.

         Section 4.4    SEC FILINGS; FINANCIAL STATEMENTS.

                 (a) Finisar has timely filed and made available to Demeter all forms, reports and documents required to be filed by Finisar with the SEC since November 4, 1999, other than registration statements on Form S-8 (collectively, the "Finisar SEC Reports"). Each of the Finisar SEC Reports (i) at the time it was filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Finisar SEC Report or necessary in order to make the statements in such Finisar SEC Report, in the light of the circumstances under which they were made, not misleading.

                 (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Finisar SEC Reports, including any Finisar SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and presented fairly or will present fairly, in all material respects, the consolidated financial position of Finisar and its Subsidiaries as of the respective dates, and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Finisar as of July 31, 2000 is referred to herein as the "Finisar Balance Sheet."

         Section 4.5 ABSENCE OF UNDISCLOSED LIABILITIES. Finisar and its Subsidiaries do not have any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, of a kind required by GAAP to be reflected on a consolidated balance sheet of Finisar, which individually or in the aggregate are reasonably likely to have a Material Adverse Effect on Finisar, other than (i) liabilities reflected or provided for on the Finisar Balance Sheet, (ii) liabilities described in the Finisar SEC Reports, and (iii) normal or recurring liabilities incurred since July 31, 2000 in the ordinary course of business consistent with past practices.

         Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since July 31, 2000, Finisar has not suffered any event or occurrence that has had, or is reasonably likely to have, a Material Adverse Effect on Finisar.

         Section 4.7 LITIGATION. Except as described in the Finisar SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation against Finisar pending or as to which Finisar has received any written notice of assertion, which is reasonably likely to have a Material Adverse Effect on Finisar or a material adverse effect on the ability of Finisar to consummate the transactions contemplated by this Agreement.

         Section 4.8 NO MISREPRESENTATION. To the knowledge of Finisar, no representation or warranty by Finisar or Sub in this Agreement, or any statement, certificate or schedule furnished or to be furnished by or on behalf of Finisar or Sub pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

                               CONDUCT OF BUSINESS

         Section 5.1 COVENANTS OF DEMETER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Demeter agrees (except to the extent that Finisar shall otherwise consent in writing), to use all commercially reasonable efforts consistent with past practices and policies to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, to pay or perform its other obligations when due (subject to good faith disputes with respect to such obligations), and, to the extent consistent with such business, to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Demeter shall promptly notify Finisar of any event or occurrence not in the ordinary course of business of Demeter where such event or occurrence would result in a breach of any covenant of Demeter set forth in this Agreement or cause any representation or warranty of Demeter set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, or set forth on the Demeter Disclosure Schedule, Demeter shall not, without the prior written consent of Finisar:

                 (a) Grant or accelerate, amend or change the period of vesting or exercisability of options, stock appreciation rights, stock purchase rights or restricted stock granted under any employee stock plan of Demeter or authorize cash payments in exchange for, or in settlement of, any options or other rights granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

                 (b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Demeter Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

                 (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

                 (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Demeter Common Stock and Demeter Preferred Stock upon the exercise of Demeter Options and Demeter Warrants outstanding as of the date of this Agreement;

                 (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets outside the ordinary course of business other than acquisitions involving aggregate consideration of not more than $50,000;

                 (f) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Demeter, except for transactions entered into in the ordinary course of business;

                 (g) Take any action to (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, stock appreciation right, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                 (h) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

                 (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness (other than in connection with the negotiation or collection of negotiable instruments) or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

                 (j) Amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement;

                 (k) Incur or commit to incur any individual capital expenditure in excess of $50,000 or aggregate capital expenditures in excess of $100,000, in addition to the existing commitments set forth in the Demeter Disclosure Schedule;

                 (l) Enter into or amend any agreements or amendments to existing agreements pursuant to which any third party is granted exclusive marketing or distribution rights with respect to any Demeter Product;

                 (m) Amend or terminate any contract, agreement, lease, sublease or license to which it is a party, except in the ordinary course of business;

                 (n) Waive or release any material right or claim, except in the ordinary course of business;

                 (o) Take any action, other than as contemplated by this Agreement, that would require the approval of Demeter's stockholders;

                 (p) Make, change or revoke any other material election with respect to Taxes or enter into or amend any material agreement or settlement with any taxing authority;

                 (q)    Initiate any litigation or arbitration proceeding; or

                 (r) Agree, in writing or otherwise, to take any of the actions described in paragraphs (a) through (q) above, or any action which is reasonably likely to make any of Demeter' representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

         Section 5.2 COVENANTS OF FINISAR. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Finisar agrees (except to the extent that Demeter shall otherwise consent in writing), to use all commercially reasonable efforts consistent with past practices and policies to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Finisar shall promptly notify Demeter of any event or occurrence not in the ordinary course of business of Finisar where such event or occurrence would result in a breach of any covenant of Finisar set forth in this Agreement or cause any representation or warranty of Finisar set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence.

         Section 5.3 COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Finisar and Demeter shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         Section 6.1    NO SOLICITATION.

                 (a) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Demeter shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) take any action to solicit, initiate, encourage or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Demeter, other than the transactions contemplated or expressly permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Demeter Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Demeter Acquisition Proposal, or (iii) agree to, approve or recommend any Demeter Acquisition Proposal.

                 (b)    Demeter shall notify Finisar no later than twenty-four
(24) hours after receipt by Demeter (or its advisors) of any Demeter Acquisition Proposal or any request for nonpublic information in connection with a Demeter Acquisition Proposal or for access to the properties, books or records of Demeter by any person or entity that informs Demeter that it is considering making, or has made, a Demeter Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

                 (c) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Finisar shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) make any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, purchase of substantial assets, purchase of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving any other entity engaged primarily in a business substantially similar to that of Demeter (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Finisar Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Finisar Acquisition Proposal, or (iii) agree to, approve or recommend any Finisar Acquisition Proposal.

         Section 6.2 CONSENTS. Each of Finisar and Demeter shall use all reasonable efforts to obtain all necessary consents, waivers, permits and approvals under any of Finisar's or Demeter's material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

         Section 6.3 ACCESS TO INFORMATION. Upon reasonable notice, Demeter shall afford to the officers, employees, accountants, counsel and other representatives of Finisar, reasonable access, during normal business hours during the period prior to the Effective Time, to all its

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

properties, books, contracts, commitments and records and, during such period, Demeter shall furnish promptly to Finisar or its representatives all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will treat any such information which is nonpublic in confidence in accordance with the Nondisclosure Agreement (the "Confidentiality Agreement") between Finisar and Demeter, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

         Section 6.4 LEGAL CONDITIONS TO MERGER. Each of Finisar and Demeter will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Finisar and Demeter will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by Demeter, Finisar or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and to enable the Closing to occur as promptly as practicable.

         Section 6.5 PUBLIC DISCLOSURE. Finisar and Demeter shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules or regulations of the SEC or the NSM.

         Section 6.6 TAX-FREE REORGANIZATION. Finisar and Demeter each intend that the Merger shall qualify for treatment as a reorganization within the meaning of Section 368(a) of the Code. Finisar and Demeter each agree to refrain from taking any action inconsistent with such intended treatment.

         Section 6.7 NSM QUOTATION. Finisar shall cause the shares of Finisar Common Stock to be issued in the Merger to be approved for quotation on the NSM, subject to official notice of issuance, prior to the Closing Date.

         Section 6.8    FORM S-3 REGISTRATION STATEMENT.

                 (a) Finisar shall use all reasonable efforts to cause the shares of Finisar Common Stock issued in the Merger other than the Escrow Shares (the "Registrable Securities") to be registered under the Securities Act so as to permit the resale thereof, and in connection therewith shall use its best efforts to prepare and file with the SEC within [thirty (30) days] following the Closing Date, and shall use all reasonable efforts to cause to become effective no later than sixty (60) days thereafter, a registration statement (the "Registration Statement") on Form S-3 or on such other form as is then available under the Securities Act covering the

Registrable Securities; provided, however, that each holder of Registrable Securities ("Holder") shall provide all such information and materials to Finisar and take all such action as may be required in order to permit Finisar to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. Such provision of information and materials is a condition precedent to the obligations of Finisar pursuant to this Section 6.8. Finisar shall not be required to effect more than one (1) registration under this Section 6.8. The offering made pursuant to such registration shall not be underwritten.

                 (b) Notwithstanding Section 6.8(a), Finisar shall be entitled to postpone the filing or declaration of effectiveness of the Registration Statement for a reasonable period of time up to sixty (60) calendar days after the deadlines therefore set forth in Section 6.8(a), if Finisar determines that there exists material nonpublic information about Finisar which would be required by the Securities Act to be disclosed in the Registration Statement, the disclosure of which, in the good faith determination of the Board of Directors of Finisar, would be detrimental to Finisar.

                 (c) Subject to the limitations of Section 6.8(b), Finisar shall: (i) prepare and file the Registration Statement with the SEC in accordance with Section 6.8(a) with respect to the Registrable Securities and shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing and to keep the Registration Statement effective until one (1) year after the Effective Time; (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in the Registration Statement until one (1) year after the Effective Time; and (iii) furnish to each Holder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Holder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold.

                 (d) Notwithstanding any other provision of this Section 6.8, Finisar shall have the right at any time to require that all Holders suspend further open market offers and sales of Registrable Securities pursuant to the Registration Statement whenever, and for so long as, in the reasonable judgment of Finisar in good faith after consultation with counsel, there is or may be in existence material undisclosed information or events with respect to Finisar (the "Suspension Right"). In the event Finisar exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Finisar and its stockholders or until such time as the information or event is no longer material, each as determined in good faith by Finisar after consultation with counsel. Finisar will use all reasonable efforts to limit the length of the suspension to thirty (30) calendar days or less. Finisar agrees to notify the Holders promptly upon termination of the suspension.

                 (e) Finisar will indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any registration, qualification or compliance effected pursuant to this Section 6.8, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or any alleged violation by Finisar of any rule or regulation promulgated under the Securities Act or the Exchange Act in connection with any such registration, qualification or compliance, and Finisar will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, provided that Finisar will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Finisar by such Holder or controlling person and specifically for use therein.

                 (f) It shall be a condition to Finisar's obligations hereunder to register the Registrable Securities of any Holder that such Holder agrees to indemnify Finisar, each of Finisar's directors and officers, each person who controls Finisar within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Finisar, such other Holders, directors, officers, persons or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Finisar by such Holder specifically for use therein.

                 (g) Each party entitled to indemnification under Section 6.8(e) or 6.8(f) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to differing or potentially differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 6.8(e) or 6.8(f) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         Section 6.9 EMPLOYMENT MATTERS. Effective on the Closing Date, each of Robert Shih and Ted Young (the "Key Employees") will become employees of the Surviving Corporation pursuant to the terms of Employment Agreements substantially in the form of EXHIBIT C hereto (collectively, the "Employment Agreements").

         Section 6.10    STOCK OPTIONS.

                 (a) At the Effective Time, each outstanding Demeter Option which has not been exercised prior to the Closing, whether vested or unvested, shall be assumed by Finisar and converted into an option (an "Assumed Option") to acquire, on the same terms and conditions as were applicable under the Demeter Option (except as otherwise provided below), the number of shares of Finisar Common Stock which the holder of such Demeter Option would have been entitled to receive pursuant to the Merger (to be adjusted based on the release of shares from the Escrow) had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole share), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price of the Demeter Common Stock purchasable pursuant to such Demeter Option immediately prior to the Effective Time divided by (ii) the number of full shares of Finisar Common Stock purchasable pursuant to the Assumed Option. The vesting schedule of each Assumed Option shall be as set forth in the option agreement for each Demeter Option and shall not be accelerated in contemplation of or as a consequence of the Merger, except for acceleration of the final 12-month vesting periods in accordance with outstanding Demeter Option Agreements.

                 (b) As soon as practicable after the Effective Time, Finisar shall deliver to the holders of the Demeter Options an appropriate notice setting forth such holders' rights pursuant thereto and the grants pursuant thereto shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger). Finisar shall, to the extent required by and subject to the provisions of the Demeter Option Plan, take such actions as may be appropriate under the Code and the regulations thereunder to cause the Assumed Options representing assumed Demeter Options which qualified as incentive stock options immediately prior the Effective Time continue to qualify as incentive stock options after the Effective Time, to the extent permitted under the Code and the regulations thereunder.

                 (c) Finisar shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Finisar Common Stock for delivery upon exercise of the Assumed Options. As soon as practicable after the Effective Time, Finisar shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Finisar Common Stock subject to the Assumed Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses in connection therewith) for so long as any Assumed Options remain outstanding. With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Finisar shall administer the Assumed Options in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

         Section 6.11 FINISAR PLANS. All Demeter employees who remain employees of Finisar, Demeter or any other Subsidiary of Finisar following the Effective Time shall be entitled to participate in all employee benefit plans and programs (the "Finisar Plans") that are available to other Finisar employees holding comparable positions. To the extent permitted by the Finisar Plans, each participant shall be given full credit for such participant's period of continuous service with Demeter prior to the Effective Time. To the extent permitted by law, Finisar shall amend the Finisar Plans, as necessary, to provide for such participation. In the case of medical and health insurance coverage, Finisar shall cause the Surviving Corporation to continue to insure Demeter employees under Demeter's existing insurance plans or provide them with the opportunity to participate in Finisar Plans providing generally comparable medical and health insurance coverage.

         Section 6.12 HIRING BONUS. Finisar shall offer all employees of Demeter a signing bonus of up to 10% of their annual base salary upon their acceptance of employment following the Closing of the Merger.

         Section 6.13 BROKERS OR FINDERS. Each of Finisar and Demeter represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Broadview International, financial advisor to Finisar, to which Finisar has agreed to pay fees and expenses in connection with financial advisory services, and each of Finisar and Demeter agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

         Section 6.14 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. Without limiting the generality of the foregoing, Demeter will provide to Finisar, and will use its best efforts to cause AXT, Inc. to provide to Finisar, all financial and accounting records that shall be reasonably requested by Finisar for the purpose of preparing financial statements of Demeter for any period, or as of any date, prior to the Effective Time to the extent such financial statements are required by GAAP or the applicable rules and regulations of the SEC. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         Section 6.15 EXPENSES. The parties shall each pay their own legal, accounting, financial advisory and consulting fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. In the event the Merger is consummated all legal, accounting, financial advisory and consulting fees and expenses incurred by Demeter (whether paid or accrued) relating to the negotiation, preparation and carrying out of this Agreement and the transactions contemplated hereby, and obtaining all authorizations, consents, orders or approvals of, or declarations or filings with, all Governmental Entities in connection with such transactions (the "Demeter Transaction Expenses") shall be borne by the former security holders of Demeter, as hereinafter provided.
SCHEDULE 6.15 hereto sets forth Demeter's current estimate of the total Demeter Transaction Expenses which Demeter expects to incur (the "Estimated Demeter Transaction Expenses"). The parties acknowledge that the Exchange Ratios have been established on the basis of the Estimated Demeter Transaction Expenses. In the event the Demeter Transaction Expenses actually incurred by Demeter exceed the amount shown on the Closing Demeter Transaction Expense Schedule, Finisar shall be entitled to assert a claim against the Escrow Shares pursuant to
Article IX hereof in order to recover all such additional expenses.

                                  ARTICLE VII

                              CONDITIONS TO MERGER

         Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with is reasonably likely to have a Material Adverse Effect on Finisar or Demeter or a material adverse effect on the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained.

                 (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Finisar's conduct or operation of the business of Finisar or Demeter after the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

         Section 7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF FINISAR AND SUB. The obligations of Finisar and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Finisar:

                 (a) The representations and warranties of Demeter set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date or for such period and (iii) where the failure of any such representation or warranty to be true and correct on and as of the Closing Date, individually and in the aggregate, are not reasonably likely to have a Material Adverse Effect on Demeter, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Finisar shall have received a certificate to such effect signed on behalf of Demeter by the Chief Executive Officer and the Secretary of Demeter. For purposes of this subsection 7.2(a), the following events or occurrences shall not be deemed to be events or occurrences having a Material Adverse Effect on Demeter: (i) increases in the trading price of Finisar Common Stock, as reported on the NSM, occurring at any time or from time to time between the date hereof and the Closing Date; (ii) events or occurrences affecting the general economy, the electronics or communications industries, generally, or the segments of the electronics and communications industries in which Demeter participates; or (iii) events or occurrences related directly to the Merger or the other transactions contemplated by this Agreement.

                 (b) Demeter shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Finisar shall have received a certificate to such effect signed on behalf of Demeter by the Chief Executive Officer and the Secretary of Demeter.

                 (c) Finisar shall have received from Demeter written evidence that the execution, delivery and performance of Demeter' obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors and the stockholders of Demeter.

                 (d) Finisar shall have received all permits and other authorizations required under applicable state blue sky laws for the issuance of shares of Finisar Common Stock pursuant to the Merger, except where the failure is a result of a breach by Finisar of its obligations under Section 6.4.

                 (e) Finisar shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the material contracts of Demeter, as set forth on SCHEDULE 7.2(e) hereto.

                 (f) Each of the Key Employees shall have executed and delivered their respective Employment Agreement.

                 (g) Each of the Key Employees shall have executed and delivered Noncompetition Agreements in the form of EXHIBIT D hereto (the "Noncompetition Agreement").

                 (h) Finisar shall have received satisfactory assurance, as determined by Finisar in good faith, that at least 90% of the Demeter employees will remain employed by the Surviving Corporation or Finisar after the Merger.

                 (i) Finisar shall have received a legal opinion from Guth Christopher LLP, counsel to Demeter, substantially in the form of EXHIBIT E hereto.

                 (j) The Escrow Agreement shall have been executed and delivered by the Stockholders' Representative (as defined in Section 9.6) and the Escrow Agent.

                 (k)    All Demeter Warrants shall have been duly exercised.

                 (l) All holders of outstanding shares of Demeter Capital Stock shall have executed and delivered to Finisar a Letter of Transmittal in the form of EXHIBIT A hereto.

                 (m) Demeter shall have delivered to Finisar the written undertaking of AXT, Inc., in form reasonably satisfactory to Finisar, to provide to Finisar any financial or accounting records reasonably requested by Finisar for the purposes specified in Section 6.14.

         Section 7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF DEMETER. The obligation of Demeter to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Demeter:

                 (a) The representations and warranties of Finisar and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date or for such period, and (iii) where the failure of any such representation or warranty to be true and correct on and as of the Closing Date, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Finisar, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Demeter shall have received a certificate to such effect signed on behalf of Finisar by the chief financial officer of Finisar. For the purposes of the foregoing condition, the following events or occurrences shall not be deemed to be events or occurrences having a Material Adverse Effect on Finisar: (i) reductions in the trading price of Finisar Common Stock, as reported on the NSM, occurring at any time or from time to time between the date hereof and the Closing Date; (ii) events or occurrences affecting the general economy, the electronics or communications industries, generally, or the segments of the electronics and communications industries in which Finisar participates; or
(iii) events or occurrences related directly to the Merger or the other transactions contemplated by this Agreement.

                 (b) Finisar and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Demeter shall have received a certificate to such effect signed on behalf of Finisar by the chief financial officer of Finisar.

                 (c) Demeter shall have received from Finisar and Sub written evidence that the execution, delivery and performance of Finisar's and Sub's obligations under this Agreement have been duly and validly approved and authorized by the Boards of Directors of Finisar and Sub.

                 (d) Finisar shall have executed and delivered the Employment Agreements and Noncompetition Agreements.

                 (e) Demeter shall have received a legal opinion from Gray Cary Ware & Freidenrich LLP, counsel to Finisar, substantially in the form of EXHIBIT F hereto.

                 (f) The Escrow Agreement shall have been executed and delivered by Finisar and the Escrow Agent.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

         Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(d), by written notice by the terminating party to the other party):

                 (a)    by the mutual written consent of Finisar and Demeter;

                 (b) by either Finisar or Demeter if the Merger shall not have been consummated by December 1, 2000; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                 (c) by either Finisar or Demeter if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.4 or 6.6 of this Agreement; or

                 (d) by Finisar or Demeter, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2(a) or (b) (in the case of termination by Finisar) or 7.3(a) or (b) (in the case of termination by Demeter) not to be satisfied and
(ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

         Section 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Finisar, Demeter, Sub or their respective officers, directors, stockholders or Affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Sections 6.14 and 6.16 of this Agreement, the confidentiality provisions set forth herein and in the Confidentiality Agreement and the non-solicitation provisions set forth in the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

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

         Section 8.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Demeter, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                           ESCROW AND INDEMNIFICATION

         Section 9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. If the Merger occurs, all of the representations and warranties contained in this Agreement shall survive the Closing Date. No action may be brought with respect to this Agreement or the transactions contemplated hereby (i) unless an Indemnification Claim is made under Section 9.3 on or before the date that is twelve (12) months following the Closing Date (the "Termination Date") or
(ii) except for claims under Section 9.2(d), as allowed by law.

         Section 9.2    INDEMNIFICATION BY STOCKHOLDERS.

                 (a) Subject to the terms and conditions contained herein, Finisar, its officers, directors, employees and attorneys, all Subsidiaries and Affiliates of Finisar, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Finisar Group") shall be entitled to recover from the Escrow any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the Finisar Group may sustain or incur which are caused by or arise out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by Demeter in this Agreement, including the Demeter Disclosure Schedule, (ii) any Demeter Transaction Expenses in excess of the amount set forth on the Closing Demeter Transaction Expense Schedule and reflected in the calculation of the applicable Exchange Ratio, or
(iii) any breach of this Article IX or the Escrow Agreement (collectively, "Finisar Losses").

                 (b) No member of the Finisar Group shall be entitled to recover any Finisar Losses until the aggregate amount of all Finisar Losses under all claims shall exceed $150,000 (the "Deductible Amount"); provided, however, that Finisar Losses under Section 9.2(a)(ii) shall be recoverable in full without regard to the Deductible Amount.

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

                 (c) The right of a member of the Finisar Group to recover a Finisar Loss under this Article IX is subject to the condition that the Stockholders' Representative (as defined in Section 9.6) shall have received written notice of an Indemnification Claim (as defined in Section 9.3) for such Finisar Loss on or before the Termination Date.

                 (d) The provisions of Section 9.2(b) above and 9.5 below shall not limit, in any manner, any remedy at law or in equity to which any member of the Finisar Group shall be entitled against Demeter or any stockholder of Demeter as a result of willful fraud or intentional misrepresentation by Demeter, any stockholder of Demeter or any of their respective representatives.

                 (e) The amount of Finisar Losses shall be computed after giving effect to the receipt of any insurance proceeds and tax benefits with respect thereto.

         Section 9.3    PROCEDURES FOR RECOVERY.

                 (a) As used in this Article IX, the term "Indemnitee" means the member or members of the Finisar Group seeking recovery from the Escrow.

                 (b) A claim for recovery from the Escrow (an "Indemnification Claim") shall be made by Indemnitee by delivery of a written notice to the Stockholders' Representative and the Escrow Agent requesting recovery and specifying in reasonable detail the basis on which recovery is sought (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Finisar Losses and, in the case of a Third Party Claim (as defined in Section 9.4), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

                 (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 9.4 hereof shall be observed by Indemnitee and the Stockholders' Representative.

         Section 9.4 DEFENSE OF THIRD PARTY CLAIMS. Should any claim be made or suit or proceeding be instituted against an Indemnitee which, if prosecuted successfully, would be a matter for which such Indemnitee is entitled to recovery under this Article IX (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

                 (a) Such Indemnitee shall give the Stockholders' Representative and the Escrow Agent written notice of any such Third Party Claim promptly after receipt by Indemnitee of notice thereof, and the Stockholders' Representative may, subject to the prior written consent of Finisar, undertake control of the defense thereof by counsel of his own choosing reasonably acceptable to Indemnitee. Indemnitee may participate in the defense through its own counsel at its own expense. If, however, the Stockholders' Representative fails or refuses to undertake the defense of such Third Party Claim within fifteen (15) days after written notice of such claim has been delivered to the Stockholders' Representative by Indemnitee, Indemnitee shall have the right to undertake the defense and, subject to Section 9.5, settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence,

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

Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 9.3(b), which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to the Stockholders' Representative or the Escrow Agent of a Third Party Claim shall not release the Stockholders from their obligations hereunder, except to the extent they are prejudiced by such failure.

                 (b) Indemnitee and the Stockholders' Representative shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

                 (c) Unless the Stockholders' Representative has failed to fulfill its obligations under this Article IX, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of the Stockholders' Representative, which consent shall not be unreasonably withheld or delayed. If the Stockholders' Representative has assumed the defense of a Third Party Claim as contemplated by this Section 9.4, no settlement of such Third Party Claim may be made by the Stockholders' Representative without the prior written consent by or on behalf of Indemnitee, which consent shall not be unreasonably withheld or delayed.

         Section 9.5    MANNER OF INDEMNIFICATION.

                 (a) The Escrow Shares deposited into Escrow pursuant to the Escrow Agreement in accordance with the provisions of Section 2.3 shall provide a fund against which members of the Finisar Group may assert claims under this
Article IX. Except as specifically provided in Section 9.2(d), the sole recourse of any member of the Finisar Group for claims with respect to this Agreement or the transactions contemplated hereby is to the Escrow Shares.

                 (b) Each claim asserted pursuant to this Article IX shall be made only in accordance with the procedures set forth in the Escrow Agreement, subject to the provisions of Section 9.2(d) hereof.

         Section 9.6 APPOINTMENT OF STOCKHOLDERS' REPRESENTATIVE. For purposes of this Agreement, the stockholders of Demeter, without any further action on the part of any such stockholder, shall be deemed to have consented to the appointment of Tim Greaves as the representative and attorney-in-fact for and on behalf of such stockholders (the "Stockholders' Representative"), and to the taking by the Stockholders' Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement or the Escrow Agreement, including, without limitation, the exercise of the power to (i) execute the Escrow Agreement, (ii) authorize delivery to Finisar of Escrow Shares in satisfaction of Indemnification Claims, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims,
(iv) resolve any Indemnification Claims and (v) take all actions necessary in the judgment of the Stockholders' Representative for the accomplishment of the foregoing. Accordingly, the Stockholders' Representative has unlimited authority and power to act on behalf of each stockholder with respect to the disposition, settlement or other handling of all Indemnification Claims against the Escrow. With respect to any interest in the Escrow, the stockholders of Demeter will be bound by all actions taken by the Stockholders' Representative in connection with all Indemnification Claims, and Finisar shall be entitled to rely on any action or decision of the Stockholders' Representative. The Stockholders' Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or bad faith. In all questions arising under this Agreement or the Escrow Agreement, the Stockholders' Representative may rely on the advice of counsel, and the Stockholders' Representative will not be liable to anyone for anything done, omitted or suffered in good faith by the Stockholders' Representative based on such advice. Except as expressly provided herein, the Stockholders' Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him. At any time during the term of the Escrow Agreement, holders of a majority of the Escrow Shares subject to Indemnification Claims under this Article IX may, by written consent, appoint a new representative as the Stockholders' Representative by sending notice and a copy of the written consent appointing such new representative signed by holders of a majority of the Escrow Shares to Finisar and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Finisar and the Escrow Agent.

                                   ARTICLE X

                               GENERAL PROVISIONS

         Section 10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or within seventy-two (72) hours after being mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)    if to Finisar, to:

                             Finisar Corporation
                             1308 Moffett Park Drive
                             Sunnyvale, CA  94089-1113
                             Attention: Chief Executive Officer
                             Fax:    (408) 541-9579
                             Tel:    (408) 548-1000

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

                             with a copy to:

                             Gray Cary Ware & Freidenrich LLP
                             400 Hamilton Avenue
                             Palo Alto, CA  94301
                             Attention: Dennis C.  Sullivan, Esq.
                             Fax:    (650) 327-3699
                             Tel:    (650) 833-2000

                 (b)    if to Demeter, to:

                             Demeter Technologies, Inc.
                             9650 Telstar Avenue
                             El Monte, CA  91731
                             Attention: Chief Executive Officer
                             Fax:    (626) 652-7118
                             Tel:    (626) 582-1684

                             with a copy to:

                             Guth|Christopher LLP
                             10866 Wilshire Blvd., Suite 1250
                             Los Angeles, CA  90024
                             Attention:  Theodore E. Guth, Esq.
                             Fax:    (310) 470-8354
                             Tel:    (310) 234-6939

                 (c)    if to the Stockholders' Representative, to:

                             Tim Greaves
                             21 Hid's Copse Road
                             Cumnor Hill
                             Oxford, England  OX2 9JJ
                             Fax:  011 44 1865 861535
                             Tel:  011 44 1865 865778

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

                             with a copy to:

                             Guth|Christopher LLP
                             10866 Wilshire Blvd., Suite 1250
                             Los Angeles, CA  90024
                             Attention:  Theodore E. Guth, Esq.
                             Fax:    (310) 470-8354
                             Tel:    (310) 234-6939


         Section 10.2   INTERPRETATION.

                 (a)    For purposes of this Agreement

                        (i) When reference is made to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated;

                        (ii) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation;"

                        (iii) The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available;

                        (iv) The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 20, 2000;

                        (v) Any reference to a "Material Adverse Effect" with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its Subsidiaries, taken as a whole;

                        (vi) Any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of its directors, officers, and other management level employees reasonably believed to have knowledge of such matters;

                        (vii) Any reference to the "prospects" of Demeter or its business, or to Demeter' business "as currently proposed to be conducted," means such prospects or business without taking into account the effects of the Merger or any changes to Demeter' business that are initiated by Finisar thereafter;

                        (viii) The word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; and

                        (ix) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 (b) This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

         Section 10.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 10.4 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         Section 10.5 ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto and the other documents delivered pursuant hereto) constitutes the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

         Section 10.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law principles.

         Section 10.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 10.8 THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement, except that (i) the persons who are stockholders of Demeter immediately prior to the Effective Time (and their successors and assigns) are express intended third party beneficiaries of Articles I, II and IV, Sections 6.5, 6.6, 6.7 and 6.8 and
Article IX, (ii) the persons who hold Demeter Options immediately prior to the Effective Time (and their lawful successors and assigns) are express intended third party beneficiaries of Section 6.10 and Article IX, and (iii) each of the foregoing persons is an express intended third party beneficiary of Article X, to the extent relevant to any of the foregoing, and as such are entitled to rely on the provisions hereof as if a party hereto.

         Section 10.9 WAIVER OF RIGHTS. Finisar, Sub and Demeter each acknowledges that the Stockholders and Demeter have been represented by the law firm of Guth Christopher LLP (the "Firm") in connection with the transactions contemplated by this Agreement (the "Transactions"). Finisar, Sub and Demeter each agrees that, while the representation by the Firm in the Transactions has nominally been of Demeter, the beneficiaries of such representation by the Firm have been the Stockholders. As a consequence, Finisar, Sub and Demeter each agrees: (i) that the holder of the privilege with respect to any discussions with the Firm relative to the Transactions shall be the Stockholders, and Demeter shall have no rights thereto; and (ii) that none of the parties hereto shall take any action to attempt to disqualify the Firm from representing the Stockholders in connection with any dispute between any Stockholder and Finisar or Demeter based on the representation by the Firm of Demeter in connection with the Transaction or with respect to any other matter prior to the date of the closing of the Transaction.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Finisar, Sub and Demeter have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.


DEMETER TECHNOLOGIES, INC.                    FINISAR CORPORATION


By:                                           By:
   ----------------------------------            -------------------------------
   Theodore S. Young                             Jerry S. Rawls
   Chief Executive Officer                       President and Chief Executive
                                                 Officer



                                              ONYX ACQUISITION CORP.


                                              By:
                                                 -------------------------------
                                                 Jerry S. Rawls
                                                 President and Chief Executive
                                                 Officer

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